As filed with the Securities and Exchange Commission on October 25, 2001
                    Registration No.  333- 71382
     =================================================================


                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                       AMENDMENT NO. 1 TO
                            FORM S-3
                    REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                     COMPUDYNE CORPORATION
     (Exact name of registrant as specified in its charter)

                             Nevada
    (State or other jurisdiction of incorporation or organization)
                           23-1408659
            (I.R.S. employer identification number)

                      7249 National Drive
                    Hanover, Maryland 21076
                         (410) 712-0275
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                       Martin A. Roenigk
            (President and Chief Executive Officer)
                      7249 National Drive
                    Hanover, Maryland 21076
                         (410) 712-0275
 (Address, including zip code, and telephone number, including area code of agent for service of process)


                           Copies to:

Robert J. Metzler II, Esq.               James R. Tanenbaum, Esq.
William W. Bouton III, Esq.              Anna T. Pinedo, Esq.
Tyler Cooper & Alcorn, LLP               Stroock & Stroock & Lavan LLP
City Place I 35th Floor                  180 Maiden Lane
185 Asylum Street                        New York, NY 10038
Hartford, Connecticut 06103              (212) 806-5400
(860) 725-6200                           (212) 860 6006 (Facsimile)
(860) 278-3802 (Facsimile)






            _______________________________________
     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration
Statement, as determined by the securities holders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box: [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [   ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY
STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


Prospectus (Subject To Completion)
Dated October 25, 2001

                        2,450,000 Shares


                     COMPUDYNE CORPORATION

                          Common Stock

     We are registering these shares of our Common Stock for resale by the selling security holders identified in this prospectus.

     We describe the plan of distribution of these resale shares on page 15 of this prospectus. We will not receive any of the net proceeds from the sale of these resale shares.

     Our Common Stock is quoted on the NASDAQ Stock Market under the trading symbol "CDCY." On October 23, 2001, the last reported sale price of our Common Stock on the NASDAQ National Market was $14.71 per share.

     Investing in our Common Stock involves risks. See "Risk Factors" beginning on page 7 for a discussion of certain factors you should consider before buying our Common Stock.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this prospectus is [_____________], 2001.



                       TABLE OF CONTENTS
                                                                    Page

Special Note Regarding Forward-Looking Statements                    3

CompuDyne                                                            4

Risk Factors                                                         7

Use of Proceeds                                                      9

Price Range of Common Stock and Dividends                           10

Security Holders                                                    11

Plan of Distribution                                                15

Description of Capital Stock and Shareholder Rights of CompuDyne    17

Legal Matters                                                       24

Experts                                                             24

Where You Can Find More Information                                 24

Incorporation of Certain Documents by Reference                     25



       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results to differ materially from the forward-looking statements that we make. We do not assume any obligation to update any forward-looking statements that we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, and/or performance of achievements.


                                 COMPUDYNE

     We operate in four general sectors of the security industry, Corrections, Attack Protection, Federal Systems and Public Safety. Our operations are conducted through our principal subsidiaries and divisions which we discuss below.

Corrections Segment

     Norment Security Group, Inc. headquartered in Montgomery, Alabama, provides physical and electronic security products and services primarily to the corrections industry (jails and prisons) and secondarily to the courthouse, municipal and commercial markets.

     Norment is a detention contractor, responsible for most installation work on larger projects. Installation involves hardline (steel security doors, frames, locking devices, etc.) and sophisticated electronic security systems, including software, electronics, touchscreens, closed circuit television, perimeter alarm devices, etc. In 2000, Norment introduced its new Maxwall product. Maxwall is a modular steel, concrete-filled prefabricated cell construction system, which provides a less expensive alternative to standard cell construction techniques. Norment Regional Offices provide field level design, installation and maintenance of both hardline and electronic security products. In addition to our Montgomery, Alabama headquarters, we have primary offices located in Hanover, Maryland, Raleigh, North Carolina, Columbia, South Carolina, Phoenix, Arizona, Tucson, Arizona, Milwaukee, Wisconsin, and Livermore, California. We have smaller offices in Massachusetts and New Jersey.

     Norment's "TrenTech" division is an electronic security systems
designer, manufacturer and integrator.   TrenTech integrates generally
available products and software as well as designing proprietary systems. TrenTech provides systems to Norment for installation.

     Norment's "Airteq" division, supplemented by Norshield
Corporation's manufacturing capacity (see "Attack Protection Segment" discussion below), offers a complete line of locks and locking devices to the corrections industry.

     Combined, Norment supplies physical and electronic security products, integration services and maintenance for jails, prisons and courthouses. Projects range from very small to as large as $20 million. Security maintenance outsourcing contracts range from very small to over $1 million per year and provide for the routine maintenance and emergency repair of sophisticated security control systems and related equipment.


Attack Protection Segment

     Norshield Corporation manufactures bullet, blast and attack resistant windows and doors designed for high security applications such as embassies, courthouses, Federal Reserve buildings and banks. Norshield's largest customer is the U. S. Department of State, and Norshield is a major supplier of bullet, blast and attack resistant products to U. S. Embassies around the world. Norshield produces an integrated, structurally secure product where the protection comes not only from the glass but from the frame and encasement as well. Norshield also manufactures bullet, blast and attack resistant products on an Original Equipment Manufacturer basis for a selected group of corporate clients. Examples of Norshield's commercial products include security doors and windows, transaction accessories, cash drawers, guard booths, toll booths and drive-up windows. Norshield also manufactures cell door sliding devices for sale under the Airteq brand.

     SYSCO Security Systems, Inc. has exclusive North American rights to the PC-ADACS (Alarm and Distributed Access Control System) software based system developed by Shorrock Electronics in England. SYSCO also has a proprietary product, SecurLan, which is designed to provide physical protection for Local Area Network conduits and cables for computer networks.

     Fiber SenSys, Inc. designs and manufactures fiber optic sensors and related systems using optical fiber, priority optics and digital signal processing including a fiber optic network to tie together multiple sensors in a large security system.


Federal Systems Segment

     Quanta Systems Corporation has been serving the federal government's intelligence community since 1950. Today it serves the military, government agencies, and state and local customers, providing specialty engineering and security services, often of a classified nature. In recent years, Quanta has developed a special competence in physical and electronic security, which has become its primary focus. Quanta, through its Data Control Systems division, provides electronic black box manufacturing, tactical systems integrations, and the design and production of proprietary communications products.


Public Safety Segment

     CorrLogic, Inc. develops, installs and maintains extensive software to manage inmates and other personnel and processes within the courthouse, jail and prison environments. CorrLogic software is designed to handle the country's largest jails, with recent installations including Wayne County (Detroit), Michigan, Shelby County (Memphis), Tennessee, and Hennepin County (Minneapolis), Minnesota.


Recent Developments

     On May 11, 2001, we announced a proposed acquisition transaction with Tiburon, Inc., a provider of automated software and support services for the public safety and justice markets. On June 19, 2001, we completed the first step in that transaction when we purchased 624,996 shares of common stock of Tiburon from certain of Tiburon's shareholders for $3.0 million in cash for a 12.5% ownership interest.
We also purchased 520,833 newly issued shares of 7.5% cumulative convertible preferred stock of Tiburon for an additional $3.0 million in cash. On a converted basis, our ownership interest in Tiburon is 19.7%. Our purchase of the Tiburon common stock and preferred stock was made in conjunction with agreements among CompuDyne, Tiburon and Tiburon's controlling shareholders providing that we would have the option, to be exercised within 18 months, to cause Tiburon to be merged with and into a wholly-owned subsidiary of CompuDyne newly formed for that purpose. On July 10, 2001, we announced the commencement of the merger stage of the agreement. Consummation of the merger is subject to the approval of our shareholders, and certain other considerations. If completed, we expect to include Tiburon in our Public Safety Segment. In connection with the merger, the selling security holders identified in this prospectus purchased Common Stock from CompuDyne and our largest institutional shareholder. The proceeds to us from that transaction will be used to pay off our $9,000,000 subordinated note to that former shareholder, and reduce other CompuDyne debt.


                                RISK  FACTORS

Our Inability To Manage Our Growth Could Adversely Affect Our Prospects and Results of Operations

     We plan to develop further our existing lines of business in current markets and to expand into new markets. To do this, we will need to continue to enhance our operational and financial systems and hire additional qualified employees, management, operational and financial resources. Our inability to manage and administer these requirements, as needed, could have an adverse effect on our business.


If We Don't Efficiently Integrate Acquired Business, Our Results of Operations Will Be Adversely Affected

     We also plan to grow our business by acquiring companies that will compliment our existing products and services or provide an entry into markets where we do not maintain a presence. We intend to continue to acquire companies that are consistent with these goals. We may not be able to integrate or manage these businesses so as to produce returns that justify our investment. The Tiburon acquisition represents a significant integration challenge for us. The issues relating to new acquisitions, including Tiburon and those not yet identified, may divert the attention of our management from existing operations, which may adversely affect our business.


If We Are Unable To Obtain Additional Capital Our Business Could Suffer

     As we expand our business, we will need additional capital. We may not be able to generate adequate cash from operations or obtain adequate financing from external sources. The issuance of additional Common Stock to raise capital or to finance acquisitions may result in dilution to holders of Common Stock. Debt financing may increase significantly our leverage and may involve restrictive covenants that limit our operations. Future acquisitions also may require approval from our lenders.


The Loss or Reduction of U. S. Military Contracts Would Adversely Affect Our Business

     U.S. Military contracts account for a significant portion of our business. The U.S. Military funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation, which may not occur or which may provide less than the total amount of the contract. We may not receive future contracts and the size of any contracts that we receive may vary. Fluctuations in spending by the U. S. Government for national defense could also adversely affect our ability to receive future contracts. Additionally, the U.S. Government may cancel its contracts unilaterally, at its convenience. The loss of, or a significant reduction in, this business would have an adverse effect on our business.


We Are Subject To Substantial Government Regulation Which Impose
Additional Operating Costs On Our Business

     As a contractor with agencies of the U.S. Government and various state governments, we are obligated to comply with a variety of regulations governing our operations and the workplace, including regulations promulgated by, among others, the various states with which we contract, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency, the Occupational Safety and Health Administration, and the U.S. Bureau of Alcohol, Tobacco and Firearms. Our contracts give the contracting agency the right to conduct audits of our facilities and operations, and these audits occur routinely. An audit involves a governmental agency's review of our compliance with the prescribed procedures established in connection with the government contract. We may be subject to investigations as a result of an audit or for other causes. Adverse findings in an audit or other investigation, including violations of environmental or labor laws, could result in fines or other penalties up to and including disqualification as a U.S. Government contractor. U.S. Government contracts also may contain specific delivery requirements, which requirements, if not met satisfactorily by us, could result in penalties assessed against us and a loss of profits.

     Regulations promulgated by the U.S. Commerce Department require us to obtain a general destination license in connection with the sale of certain commercial products in foreign countries. U.S. State Department regulations also require us to file an export license in connection with sales of military equipment in foreign countries. Furthermore, the U.S. State Department prohibits all sales of military equipment to certain countries, and the U.S. complies with United Nations trade embargoes. Foreign countries in which we do business also have laws and regulations that may restrict our business. We believe that we currently conduct our activities and operations in substantial compliance with applicable U.S. and foreign governmental laws and regulations, but failure to do so could result in penalties assessed against us, business disruption and loss of profits.


Transacting Significant Business Outside the United States Could Have Political and Economic Risks

     We sell our products and services in foreign countries. Our international business exposes us to various risks, including exchange rate fluctuations, foreign import controls, foreign currency restrictions, U.S. imposed embargoes of sales to specific countries, expropriation of assets, war, civil uprisings and riots, government instability and the vagaries of foreign legal systems. We also may be subject to unanticipated taxes, duties, or other governmental assessments. These risks or other unexpected costs could have an adverse effect on our business.



Legal Proceedings May Adversely Affect Our Business

     CompuDyne has been served over the past several years with a number of New York, New Jersey and Pennsylvania lawsuits involving asbestosis related personal injury and death claims in which York-Shipley, Inc. and/or CompuDyne Corporation and/or CompuDyne, Inc. is a defendant. The complaints against CompuDyne, Inc. have been referred to its trustee in bankruptcy. CompuDyne, Inc. is a subsidiary of CompuDyne which filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code on or about December 31, 1991. The filing by CompuDyne, Inc. of its voluntary petition did not expose CompuDyne to any additional liability on the asbestosis claims. CompuDyne itself has been named as a defendant predominantly since 1998 in cases related to claims in New York State for asbestos exposure allegedly due to asbestos contained in York-Shipley manufactured boilers. These cases are pending in various state courts in New York, primarily in New York City. There are also several cases pending in Florida. CompuDyne has advised its insurers of each of these cases for which the insurers are providing a defense pursuant to agreements with CompuDyne, subject to reservation of rights by the insurer. The insurers have advised that claims in such litigation for punitive damages and intentional conduct are not covered. One of the carriers has given notice that asbestos related claims are excluded from certain of CompuDyne's insurance policies. The insurers have additional coverage defenses which are reserved, including that claims may fall outside of a particular policy period of coverage. CompuDyne cannot ascertain the total amount of potential liability with respect to these matters. Although it presently does not believe that any such liability should have a material effect on its financial position, future operations or future cash flows, litigation is inherently risky and unexpected results could have a material adverse effect on CompuDyne.


Our Security and Justice Business Exposes Us to Potential Liability to Clients and Others Which May Adversely Affect Our Business

     CompuDyne's involvement in the public security and justice business exposes it to potential liability claims from its clients. CompuDyne's products are used in applications where their failure could result in serious personal injuries and death. CompuDyne has sought ways to minimize loss to its clients by obtaining product liability and professional liability insurance policies, however, a successful claim could result in liability in excess of coverage limits or the continuation of insurance coverage and have a material adverse effect on our business and operations.


                               USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the resale shares by the selling security holders. All proceeds from the sale of the resale shares will be solely for the account of the selling security holders.


                  PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Price Range of Common Stock

     Our Common Stock is quoted on the NASDAQ National Market, under the symbol "CDCY". Prior to June 1999 the stock was traded in the over-the-counter market. There were 1,725 common shareholders of record as of October 23, 2001.

     The following table sets forth the high and low bid prices for CompuDyne Common Stock from January 1, 1999 through the second quarter of 1999 on the over-the-counter market, as quoted on the OTC Bulletin Board and high and low sales prices from the third quarter of 1999 to October 23, 2001 on the NASDAQ National Market. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily reflect actual transactions.

                                      High             Low
                                      ----             ---
YEAR ENDED DECEMBER 31, 1999:
     First Quarter                    $8.250           $3.875
     Second Quarter                    8.750            6.375
     Third Quarter                     8.500            6.000
     Fourth Quarter                    9.125            6.250
YEAR ENDED DECEMBER 31, 2000:
     First Quarter                    12.750            6.375
     Second Quarter                    9.875            7.500
     Third Quarter                     8.750            5.500
     Fourth Quarter                    8.750            6.125
YEAR ENDING DECEMBER 31, 2001:
     First Quarter                     8.063            7.570
     Second Quarter                    9.885            7.625
     Third Quarter                    18.155            8.065
     Fourth Quarter
      (through October 23, 2001)      17.900           12.070


     On October 23, 2001, the last sales price reported for the Common Stock on the NASDAQ National Market was $14.71 per share.


                        SECURITY HOLDERS

     We are registering for resale, shares of our common stock held by the security holders identified below. The security holders acquired the resale shares in a private placement transaction from us and from one of our existing shareholders. We are registering the shares to permit the security holders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a security holder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. The following table sets forth:


     - the name of the security holders,
     - the number and percent of shares of our common stock that the security holders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by this registration statement,
     - the number of shares of our common stock that may be offered for resale for the account of the security holders under this prospectus, and
     - the number and percent of shares of our common stock to be held by the security holders after the offering of the resale shares (assuming all of the resale shares are sold by the security holders).

     The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each security holder may offer under this prospectus. We do not know how long the security holders will hold the resale shares before selling them and we currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the shares. The resale shares offered by this prospectus may be offered from time to time by the security holders listed below. This table is prepared based on information supplied to us by the listed security holders, and assumes the sale of all of the resale shares. Based on that information, none of the listed security holders is a registered broker-dealer. The applicable percentages of ownership are based on an aggregate of 6,439,115 shares of our common stock issued and outstanding on June
30, 2001, adjusted on a pro forma basis to include the 1,374,493 shares issued to the selling stockholders in the private placement transaction, and is calculated pursuant to rules promulgated by the Securities and Exchange Commission.

                Share Beneficially   Number of     Shares Beneficially
Name of         Owed                 Shares        Owned
Selling         Prior to Offering    Being         After Offering (2)
Stockholder     Number    Percent    Offered (1)   Number     Percent
-----------     ------    -------    -----------   ------     -------
Jackson Asset
 Management (3)  20,000      *        20,000         0           *

Kramer Spellman,
 LP (4)          20,000      *        20,000         0           *

Stanley
 Shopkorn (5)    75,000     1.2%      75,000         0           *

Superius Securities
 Money Purchase
 Plan Inc. (6)   25,000      *        25,000         0           *

Malta Partners,
 LP (7)           3,000      *         3,000         0           *

Malta Partners
 II, LP (7)      12,000      *        12,000         0           *

Malta Hedge
 Fund, LP (7)     6,000      *         6,000         0           *

Malta Hedge Fund
 II, LP (7)      33,000      *        33,000         0           *

Malta Offshore,
 Ltd. (7)         6,000      *         6,000         0           *

Sunova Partners,
 LP (8)          25,700      *        25,700         0           *

Sunova Long-Term
 Opportunity Fund,
 L.P. (8)        10,600      *        10,600         0           *

Sunova Offshore,
 Ltd. (8)        48,700      *        48,700         0           *

Eubel Brady &
 Suttman Asset
 Management,
 Inc. (9)       200,000     3.1%     200,000         0           *

Lakeway
 Capital (10)    75,000     1.2%      75,000         0           *

JMG Capital
 Partners,
 L.P. (11)       20,000      *        20,000         0           *

Hilary
 Shane (12)     237,000     3.7%     237,000         0           *

FNY Millenium
 Partners
 L.P. (13)      238,000     3.7%     238,000         0           *

J. Steven
 Emerson Roth
 IRA (14)        75,000     1.1%      75,000         0           *

J. Steven Emerson IRA
 II, c/o Bear Stearns
 Securities Corp,
 custodian (14) 100,000     1.6%     100,000         0           *

Silver Capital
 Management (15) 15,000      *        15,000         0           *

Gross Foundation,
 Inc. (16)       14,000      *        14,000         0           *

Radyr Investments
 Limited (17)    90,000     1.4%      90,000         0           *

Fulton Street
 Capital,
 L.L.C. (18)     10,000      *        10,000         0           *

Raytheon Master
 Pension
 Trust (19)      93,900     1.5%      93,900         0           *

Lee Munder
 Investment
 Partners,
 I, L.P. (19)     7,900      *         7,900         0           *

Lee Munder
 Investment
 Partners,
 Ltd. (19)       73,200     1.1%      73,200         0           *

Gerlach &
 Co. (20)        50,000      *        50,000         0           *

Proximity Fund
 L.P. (21)       10,000      *        10,000         0           *

Stratford Partners,
 L.P. (22)       40,000      *        40,000         0           *

Endeavor Asset
 Management (23) 20,000      *        20,000         0           *

United Capital
 Management,
 Inc. (24)       40,000      *        40,000         0           *


Gabriel Capital
 Group (25)      40,000      *        40,000         0           *

Richard L.  Dreisen
 Rev. Trust for
 Richard L.
 Dreisen (26)    10,000      *        10,000         0           *

Jeffrey
 Schnipper (27)  15,000      *        15,000         0           *

Harvest Partners
 II, LP (28)    100,000     1.6%     100,000         0           *

V4 Partners,
 LP (29)        240,000     3.7%     240,000         0           *

Piedmont Partners,
 Limited Partnership
 (30)            30,000      *        30,000         0           *


Putnam Investment
 Funds Putnam
 Small Cap Value
 Fund (31)      154,300     2.4%     154,300         0           *

Putnam Variable
 Trust Putnam VT
 Small Cap Value
 Fund (31)       45,700      *        45,700         0           *

HLM Securities
 LLC (32)        80,000     1.2%      80,000         0           *

Other Selling
 Stockholders    41,000      *        41,000         0           *

* Represents beneficial ownership of less than one percent of our common stock.

(1) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Assumes the sale of all shares offered hereby and no other purchases or sales of our common stock.

(3)   Jackson Asset Management, P.O. Box 296, Crested Butte, Colorado
      81224.

(4)   Kramer Spellman, LP, 237 Park Avenue, New York, New York 10017.

(5)   Stanley Shopkorn, 136 East 79th Street, New York, New York 10021.

(6) Superius Securities Money Purchase Plan, Inc., 94 Grand Avenue, Englewood, New Jersey 07631.

(7) A portion of the 60,000 shares purchased by funds managed by Sandler O'Neill Asset Management, LLC, 760 Third Avenue, New York, New York 10017..

(8) A portion of the 85,000 shares purchased by funds managed by Sunova Capital, 780 Third Avenue, 30th Floor, New York, New York 10017.

(9) Sutton Asset Management, Inc., 777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.

(10)  Lakeway Capital, 350 Park Avnue, 3rd Floor, New York, New York
      10022.

(11) JMG Capital, 1959 Avenue of the Stars, Suite 2538, Los Angeles, California 50067.

(12)  Hilary Shane, 201 West 70th Street, #12K, New York, New York
      10023.

(13)  FNY Millenium Partners, L.P., 850 Third Avenue, New York, New
      York 10022.

(14) Emerson Investment Management, 1999 Avenue of the Stars, Suite 2530, Los Angeles, California 90067.

(15) Silver Capital Management, 605 Third Avenue, 19th Floor, New York, New York 10158.

(16)  Gross Foundation, Inc., 1660 49th Street, New York, New York
      11204.

(17) Radyr Investments Limited, c/o Beacon Capital Management, P.O. Box 972, Roadtown, Tortolo, British Virgin Islands.

(18) Fulton Street Capital, LLC, 455 Central Avenue, Suite 112, Cedar Hurst, New York 11516.

(19) A portion of the total of the 170,000 shares purchased by funds managed by Lee Munder Investments Partners, 200 Clarendon Street, 28th Floor, Boston, Massachusetts 02109.

(20)  Gerlach & Co., c/o Citybank, N.A.

(21)  Proximity fund, L.P., 1 Montgomery Street, Suite 3300, San
      Francisco, California 94104.

(22) Stratford Partners, L.P., 17 Battery Place, Suite 709, New York, New York 10004.

(23) Endeavor Asset Management, 17 Battery Place, Suite 709, New York, New York 10004.

(24) United Capital Management, 410 17th Street, Suite 1705, Denver, Colorado 80202.

(25)  Gabriel Capital Group, 450 Park Avenue, Suite 3201, New York,
      New York 10022.

(26)  Richard Dreisen, 7701 Woodmont Avenue, #806, Bethseda, Maryland
      20814.

(27)  Jeffrey Schnipper, 530 East 76th Street, Apt. 25A, New York, New
      York 10021.

(28)  Harvest Partners II, L.P., P.O. Box 477, Bernardsville, New
      Jersey 07924.

(29)  V4 Partners, LP, 201 S. Orange Avenue, Suite 870, Orlando,
      Florida 32801.

(30) Piedmont Partners, Limited Partnership, 3424 Peachtree Road NE, Suite 1700, Atlanta, Georgia 30326.

(31) A portion of the 200,000 shares purchased by funds managed by Putnam Investments, One Post Office Square, Boston, Massachusetts 02109.

(32) HLM Management, 100 North Tryon Street, Suite 5130, Charlotte, North Carolina 28202.


                             PLAN OF DISTRIBUTION

     The security holders may sell the resale shares from time to time in one or more transactions at:
     - fixed prices,
     - market prices at the time of sale,
     - varying prices determined at the time of sale, or
     - negotiated prices.

     The security holders will act independently of us in making decisions regarding the timing, manner and size of each sale. The security holders may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the security holders may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following transactions:

     - a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction,

     - a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus,

     - an exchange distribution in accordance with the rules of the exchange,

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers,

     - privately negotiated transactions, and

     - a combination of any of the above transactions.

     We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

     - the name of the selling security holder and the participating broker-dealer,

     - the number of shares involved,

     - the price at which the shares were sold,

     - the commissions paid or discounts or concessions allowed to the broker-dealer,

     - that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     In addition, if a security holder notifies us that a donee or pledgee of the security holder intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The security holders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares.
In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the security holders. The security holders also may sell shares short and redeliver the shares to close out their short positions. The security holders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The security holders also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

     Broker-dealers or agents may receive compensation from security holders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the security holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Because security holders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the security holders.


     The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the security holders or any other person. We will make copies of this prospectus available to the security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     We will pay all costs, expenses and fees associated with the registration of the resale shares. The security holders will pay all commissions and discounts, if any, associated with the sale of the resale shares. The security holders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act. The security holders have agreed to indemnify certain persons, including broker-dealers and agents, against specified liabilities in connection with the offering of the resale shares, including liabilities arising under the Securities Act.


       DESCRIPTION OF CAPITAL STOCK AND SHAREHOLDER RIGHTS OF
                              COMPUDYNE

     We describe below CompuDyne's capital stock and the rights of holders of CompuDyne's common stock. CompuDyne's articles of incorporation, as amended, and bylaws, as amended, and the applicable provisions of the General Corporation Law of the State of Nevada, referred to in this section as the "Nevada corporation law," will govern the rights of holders of our common stock.

     The following summary is based on the current terms of our governing documents and on the provisions of the Nevada corporation law. The discussion highlights important features of the rights of holders of our common stock. In addition to the common stock we describe below, CompuDyne is authorized to issue up to 2,000,000 shares of preferred stock, none of which is currently issued or outstanding.


CompuDyne's Common Stock

     We are authorized to issue 15,000,000 shares of common stock, par value $.75 per share. As of October 9, 2001, 5,167,172 shares of our common stock were outstanding. In addition, we had outstanding stock options to directors, officers and other employees for another 1,261,384 shares of our common stock. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

     Holders of our common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Our common stock is not subject to additional calls or assessments by us, and all shares of our common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of our common stock, its lack of preemptive rights, the classification of our board of directors and provisions of our articles of incorporation and bylaws that may prevent a change in control of CompuDyne or that would operate only in an extraordinary corporate transaction involving CompuDyne or its subsidiaries, see "--Articles of Incorporation and Bylaw Provisions."

     Holders of our common stock may receive dividends, if declared by our board of directors at a regular or special meeting of the board of directors, subject to the provisions of our articles of incorporation and bylaws and the laws of the State of Nevada. Additionally, the board of directors may, as it may so determine, prior to paying any dividend or making any distribution of profits, set aside out of the net profits of CompuDyne a reserve fund for any purpose as the board of directors deem conducive to our interests.

     In the unlikely event of any liquidation, dissolution or winding up of CompuDyne, the holders of our common stock would be entitled to receive all remaining assets of CompuDyne available for distribution, in cash or in kind, after payment or provision for payment of all of our debts and liabilities.


Articles of Incorporation and Bylaw Provisions

     The following discussion summarizes generally the provisions of our articles of incorporation and bylaws. The discussion is necessarily general and you should review our articles of incorporation and bylaws for additional detail. Some of the provisions included in our articles of incorporation and bylaws may serve to discourage a change in control of CompuDyne even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with our board of directors and to discourage hostile takeover attempts.


Directors

     Some of the provisions of our articles of incorporation and bylaws will impede changes in majority control of our board of directors. The articles of incorporation and bylaws require that the board of directors be divided into three classes, with directors in each class elected for three-year staggered terms. The articles of incorporation also state that the board of directors is to be made up of no less than three and no more than 11 members, the exact number of directorships to be fixed from time to time by resolution adopted by a majority of the entire board of directors. Our bylaws provide that a director need not be a shareholder of CompuDyne, and may be a salaried officer or employee of CompuDyne.

     Our articles of incorporation and bylaws require that any vacancy occurring in the board of directors through death, resignation, removal, disqualification or other cause, except for a vacancy created by any increase in the number of directors, is to be filled by a majority of the directors then in office, although less than a quorum. A director of CompuDyne elected to fill such vacancy is for a term continuing only until the next annual meeting of the shareholders or any special meeting called for that purpose and held prior thereto.
Any vacancy created or resulting from an increase in the number of directors shall be filled by a vote of our shareholders.

     Our bylaws provide that the Chairman of the Board or the Vice Chairman of the Board may be removed or suspended, at any time, by the affirmative vote of a majority of the whole board of directors, as they may from time to time determine.

     Our bylaws permit the board of directors, by resolution adopted by the affirmative vote of a majority of the directors, to create an executive committee or other committee(s). Such committee(s) will have and may exercise all of the authority of the board of directors as specified in the resolutions establishing the committee. However, no such committee will have the power or authority to amend the articles of incorporation, adopt an agreement of merger or consolidation, recommend to the shareholder the sale, lease or exchange of all or substantially all of our property and assets if not made in the ordinary course of business, recommend to the shareholders a dissolution of CompuDyne or a revocation of a dissolution, or amend the bylaws, elect or remove officers of CompuDyne or members of the committee, fix the compensation of members of any committee and, unless the resolution so specifies, no such committee will have the power or authority to declare a dividend or to authorize the issuance of stock.


Annual Meetings of Shareholders

     Our bylaws state that unless the board of directors deems it advisable, it is not required that the financial reports of CompuDyne's business be sent to shareholders and do not need to be presented at the annual meeting. If the board of directors deems such reports advisable, the board of directors will determine the contents thereof and the reports need not be certified by a Certified Public Accountant unless the board of directors makes such direction. The continued listing requirements of the NASDAQ National Market do, however, require that we hold an annual meeting of shareholders and provide audited financial statements.


Call of Special Meetings

     Our bylaws provide that a special meeting of shareholders, unless otherwise provided by law, or the articles of incorporation, may be called at any time (1) by either the Chairman of the Board or Vice Chairman of the Board acting alone; (2) when ordered by a majority of the board of directors; or (3) whenever the holders of at least a majority in amount of our capital stock having voting power, issued and outstanding, make a demand in writing that a special meeting should be called. At any time, upon receipt of a written request of any person entitled to call a special meeting, as provided in (1) through (3), the Secretary of CompuDyne shall call a meeting to be held at such time as the Secretary will fix, which will not be less than 10 nor more than 60 days of the receipt of the request. If the Secretary fails, or refuses to call the meeting, the person(s) making the request may do so.


Shareholder Action without a Meeting

     Our bylaws provide that, except for action required for increasing the stated capital or indebtedness of CompuDyne, any action required or permitted to be taken at a meeting of our shareholders may be taken without a meeting if consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote at a meeting for such purpose and is filed with the Secretary of CompuDyne.


Notice of Meetings

     Our bylaws require that notice be given not less than 10 nor more than 60 days prior to each annual or special meeting of shareholders.


Quorum

     Our bylaws provide that the presence, in person or by proxy, of the holders of a majority of our outstanding shares entitled to vote at a meeting constitutes a quorum. Moreover, the shareholders who are present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized due to the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine. In the case of any meeting for the election of directors, those shareholders who attend the second of such adjourned meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.


Voting

     Our articles of incorporation provide that for all matters to be voted upon by our shareholders, each share of our common stock issued and outstanding shall have one vote.

     For action to be taken by the shareholders, a majority vote is required, except as set forth below.

     Our articles of incorporation require the affirmative vote or consent of holders of three-fifths of all classes of our stock entitled to vote in the election of directors, as one class, (1) for the adoption of any agreement for the merger or consolidation of CompuDyne with or into any other corporation, person or other entity, (2) to authorize any sale, lease or exchange of all, or substantially all, of the assets of CompuDyne or any other corporation, person or other entity, or (3) to authorize any sale, lease or exchange to CompuDyne or any subsidiary thereof, of any assets of any other corporation, person or other entity in exchange for voting securities of CompuDyne, if, in any such case, as of the record date of the determination of shareholders entitled to notice thereof and to vote thereon or to consent thereto, such other corporation, person or other entity is the record or beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of stock of CompuDyne entitled to vote in elections of directors, as one class. This affirmative vote or consent is in addition to the vote or consent of the holders of stock of CompuDyne otherwise required by law or any agreement between CompuDyne and any national securities market.

     Our bylaws state that holders of common stock and preferred stock shall vote as separate classes in connection with a merger, liquidation or sale of substantially all of the assets of the corporation and such other action as would adversely affect the holder of common stock or the holders of preferred stock.


Cumulative Voting

     Our shareholders are not entitled to cumulate voting in the election of directors.


Voting By Proxy

     Our bylaws permit shareholders to vote by proxy. The proxy must be in writing and signed by the shareholder or his duly appointed attorney-in-fact, and filed with the Secretary of CompuDyne. An unrevoked proxy is invalid after six months from the date of its execution, unless a longer time is specified, but in no event can a proxy, unless coupled with an interest, be voted on after seven years from the date of its execution.


Preemptive Rights

     Our articles of incorporation do not provide for the holders of our common stock to receive any preemptive rights regarding the entity's securities.


Record Date

     Our bylaws provide that the board of directors may either close the stock transfer books of CompuDyne for the corporation (for a period not exceeding 60 days preceding the date of any meeting of shareholders or the date for payment of any dividend or the date when any change or conversion or exchange of capital stock shall go into effect, or for a period not exceeding 60 days in connection with obtaining the consent of shareholders for any purpose) or fix in advance a date (such date not to exceed 60 days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent) for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment or rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent.


Limitation on Liability, Indemnification and Insurance

     Our articles of incorporation provide that no director or officer of CompuDyne shall be personally liable to the corporation or its shareholders for damages for breach of their fiduciary duty as a director or officer; provided, however that the liability of a director or officer will not be eliminated or limited for:

     - acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

     - authorizing the unlawful payment of distributions in violation of Nevada corporation law (Section 78.300).

     The provision of Nevada corporation law that provides for the limitations upon director liability referred to above was repealed effective as of July 1, 2001. Effective that same date, Nevada corporation law provides, subject to limited exceptions, that a director or officer is not individually liable to the corporation or its stockholders for damages unless it is proven that (a) the director's or officer's act or failure to act constituted a breach of fiduciary duty as a director or officer, and (b) such breach involved intentional misconduct, fraud or a knowing violation of law.

     Our bylaws provide generally for the indemnification of the officers, directors, employees or agents of CompuDyne (and for other persons that the board of directors, in its discretion, so determines) from all expenses actually and reasonably incurred by him, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to criminal action or proceeding, has not reasonable cause to believe that his conduct was unlawful.

     Our bylaws permit the board of directors, in its discretion, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CompuDyne, against any liability asserted against him out of his status as such, regardless of whether such person would be entitled to indemnity and whether or not we have power to indemnify him.


Amendment to Articles of Incorporation and Bylaws

     Our bylaws state that shareholders entitled to vote thereon shall have the power to alter, amend or repeal our bylaws, by a majority vote, at any regular or special meeting, duly convened after notice to the shareholders of such purpose.

     Our bylaws state that the board of directors, by a majority vote of the members thereof, shall have the power to alter, amend or repeal our bylaws, at any regular or special meeting duly convened after notice of such purpose, subject always to the power of the shareholders to change such action.

     Our articles of incorporation do not permit an amendment to its articles of incorporation to amend, alter, change or repeal a provision of our articles of incorporation that requires the affirmative vote or consent of all holders of three-fifths of all classes of stock of CompuDyne entitled to vote in the election of directors, as one class, for (1) the adoption of any agreement for the merger or consolidation of CompuDyne with or into, (2) to authorize any sale, lease or exchange of all, or substantially all, of the assets of CompuDyne, or (3) to authorize any sale, lease or exchange to CompuDyne or any subsidiary thereof, in exchange for voting securities of CompuDyne of any assets of, any other corporation, person or other entity, if, in any such case, as of the record date of the determination of shareholders entitled to notice thereof and to vote thereon or to consent thereto, such other corporation, person or other entity is the record or beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of stock of CompuDyne entitled to vote in elections of directors, as one class, unless the amendment receives the affirmative vote or consent of the holders of three-fifths of all classes of stock entitled to vote in elections of directors, and considered as one class.

     Our articles of incorporation do not permit an amendment to its articles of incorporation to amend, alter, change or repeal that certain provision of our articles of incorporation that specifies the number of directors, the classes of directors, the number of classes of director, the election of directors and the terms of directors, unless the amendment receives the affirmative vote or consent of the holders of three-fifths of all classes of stock entitled to vote in elections of directors, and considered as one class.

     For all matters not specified in our articles of incorporation, the Nevada corporation law requires the board of directors to adopt a resolution concerning such amendment, and then propose and recommend it to the shareholders. In order for such amendment to be effective, a majority of the shareholders must vote in favor of the amendment and the amendment must be filed with the Nevada Secretary of State's office.


Nevada General Corporation Law

     Our bylaws do not specify how directors may be removed from office, therefore according to Section 78.335 of the Nevada corporation law, one or more of the incumbent directors may be removed from office by the vote of security holders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power.


                         LEGAL MATTERS

     The validity of the Common Stock will be passed upon for us by Tyler Cooper & Alcorn, LLP, Hartford, Connecticut.


                            EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


              WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's Public Reference
Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. CompuDyne's common stock is traded on the NASDAQ National Market under the trading symbol "CDCY."

     In addition, we have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock for resale by the security holders by this prospectus. This prospectus does not contain all the information set forth in the Form S-3 and the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any document are not necessarily complete and, in each instance, such statement is qualified in all respects by that reference. The Form S-3, including exhibits and schedules, may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. The information that we incorporate by reference is considered a part of this prospectus, except for any information superseded by information presented in this prospectus. We are incorporating by reference the following documents that we have filed with the SEC:

Filing                             Period of Report or Date Filed
------                             ------------------------------
Annual Report on Form 10-K         For the year ended December 31, 2000
Quarterly Report on Form 10-Q,
 as amended                        For the quarter ended March 31, 2001
Quarterly Report on Form 10-Q      For the quarter ended June 30, 2001
Current Report on Form 8-K         Filed October 9, 2001
Current Report on Form 8-K         Filed October 10, 2001

     In addition, we incorporate any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 as may be necessary to keep the Registration Statement on Form S-3, which we have filed with the SEC, with respect to the Common Stock for resale by the security holders, effective until the earlier of
(1) two years after the effective date of the Registration Statement; or
(2) such time as all resale shares have been sold.

     These documents are available without charge to you if you call or write to: CompuDyne Corporation, attention: Investor Relations
Department, 7249 National Drive, Hanover, Maryland 21076, Telephone (410) 712-0275.


     PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses expected to be incurred by the Company in connection with this offering of the shares of Common Stock being registered hereby. All amounts, except the SEC registration fee, are estimated.

SEC Registration Fee                   $ 9,824.50
* Accounting Fees and Expenses         $ 5,000.00
* Legal Fees and Expenses              $25,000.00
* Blue Sky Fees and Expenses           $ 1,000.00
* Miscellaneous Expenses               $ 1,000.00
Total                                  $41,284.50
</TABLE


Item 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to the provisions of Article Tenth of CompuDyne's articles of incorporation, and the provisions of Article VII of CompuDyne's bylaws, as amended.


     CompuDyne is a Nevada corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Nevada (the "Nevada Corporation Law"). Section 78.7502(1) of the
Nevada Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of CompuDyne, or are or were serving at the request of CompuDyne in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of CompuDyne, Section 78.7502(2) provides for indemnification of expenses, and for indemnification for any claim, issue or matter as to which a person has been adjudged to be liable to the corporation only upon a determination by the court in which such action or suit was brought or other court of competent jurisdiction that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     CompuDyne's bylaws provide for indemnification of its directors, officers, employees and such other persons specified in Section 78.7502 of the Nevada Corporation Law to the same extent as set forth in Section
78.7502 of the Nevada Corporation Law.

     Article Tenth of CompuDyne's articles of incorporation provides that no director will be personally liable to CompuDyne or its shareholders for monetary damages for any breach of fiduciary duty as a director other than liability for any breach of such director's duty of loyalty to CompuDyne or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law or, for any payment of a dividend or approval of a stock repurchase that is illegal under Section 78.300 of the Nevada
Corporation Law.

     The provision of Nevada corporation law that provides for the limitations upon director liability referred to above was repealed effective as of July 1, 2001. Effective that same date, Nevada corporation law provides, subject to limited exceptions, that a director or officer is not individually liable to the corporation or its stockholders for damages unless it is proven that (a) the director's or officer's act or failure to act constituted a breach of fiduciary duty as a director or officer, and (b) such breach involved intentional misconduct, fraud or a knowing violation of law.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.


Item 16.   EXHIBITS

EXHIBIT NUMBER/DESCRIPTION OF EXHIBIT

1*           Form of Purchase Agreement.

3(i)(A) Articles of Incorporation of CompuDyne Corporation filed with the Secretary of State of Nevada on May 8, 1996
             (incorporated herein by reference to the Proxy Statement dated April 18, 1997 for its 1997 Annual Meeting of
             Shareholders).

3(i)(B)      Amendment to the Articles of Incorporation of CompuDyne
             Corporation increasing the number of authorized common shares filed with the Secretary of State of Nevada on February 16, 2001 (Incorporated herein by reference to the Registrant's Annual Report or Form 10-K filed with the SEC for the period ending December 31, 2000).

3(ii)        By-Laws of CompuDyne Corporation as amended through January
             28, 1997 and as presently in effect (Incorporated herein by reference to Registrant's 10-K filed March 31, 1997).

3(iii)**     Amendment to Bylaws of CompuDyne Corporation dated October
             16, 2001.

4 See Exhibits 3(i) and 3(ii) for provisions of the Articles of Incorporation and the Bylaws of the Company defining the rights of holders of the Company's Common Stock.

5 Opinion of Tyler Cooper & Alcorn, LLP, (to be filed by amendment) with respect to legality of the Shares.

23(A)*       Consent of Deloitte & Touche, LLP.

23(B)*       Consent of Tyler Cooper & Alcorn, LLP.

24* Powers of Attorney for members of the Board of Directors of CompuDyne Corporation (included on signature page).

*            Previously filed.
**           Filed herewith.


Item 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned also hereby undertakes that:

(1)     For purposes of determining liability under the Securities
        Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance on Rule
        430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For purposes of determining any liability under the Securities
        Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on the 25th day of October, 2001.

COMPUDYNE CORPORATION (Registrant)



By: _______/s/_______________________
     Martin A. Roenigk
Its: President and Chief Executive Officer
     duly authorized


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                         Title                    Date


_____/s/__________________    President, Chief       October 25, 2001
Martin A. Roenigk             Executive Officer,
                              Director


*____/s/__________________    Chief Financial        October 25, 2001
Geoffrey F. Feidelberg        Officer


*____/s/___________________   Director               October 25, 2001
Millard H. Pryor


*____/s/___________________   Director               October 25, 2001
David Clark, Sr.


*____/s/___________________   Director               October 25, 2001
Philip Blackmon


*____/s/___________________   Director               October 25, 2001
Alan Markowitz


___________________________   Director               _________ , 2001
David M. Jones


*____/s/___________________   Director               October 25, 2001
Wade B. Houk



*    By: ___________/s/______________________
          Martin A. Roenigk, Attorney-in-Fact